Exhibit 5.1

London Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS T +44 20 7936 4000 (Switchboard) F +44 20 7832 7001
RELX PLC 1-3 Strand London WC2N 5JR United Kingdom
www.freshfields.com
Doc ID LON48332482/11 Our Ref 102868-0164

4 May 2018

Dear Sir/Madam

Registration Statement - Legal opinion

Introduction

1.	We are acting as advisers as to English law to RELX PLC (the Company), a public limited liability company incorporated under the laws of the England and Wales, with its registered office at 1-3 Strand, London WC2N 5JR, United Kingdom, in connection with, inter alia, its preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form F-4 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act), relating to the registration of new ordinary shares of 14 51/116 pence each in the capital of the Company (such ordinary shares, the New Shares) to be issued and admitted to trading on the London Stock Exchange and an application being made for an additional listing on Euronext Amsterdam as set out in the Registration Statement.

2.	We have been asked to provide an opinion on certain matters, as set out below in connection with the filing of the Registration Statement.

Documents Reviewed

3.	In connection with the giving of this opinion, we have examined the documents listed in Schedule 3 to this opinion and relied upon the statements as to factual matters contained in or made pursuant to each of these documents. Unless explicitly stated in this opinion, we have not examined any other agreement, deed or document entered into by or affecting the Company or any other corporate records of the Company and have not made any other inquiry concerning it. Terms defined in the Schedules have the same meaning where used in this opinion (including, for the avoidance of doubt, the Schedules).

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

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Nature of Opinion and Observations

4.	This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts and, in particular, we express no opinion on European Union law as it affects any jurisdiction other than England and Wales.

5.	By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

6.	We have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in the Registration Statement or any documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

Opinion

7.	On the basis stated in paragraphs 4 to 6, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2 and any matters, documents or events not disclosed to us, we are of the opinion that the New Shares when issued, as provided in the Common Draft Terms of Merger dated 4 May 2018, will be duly and validly issued in accordance with the Articles of Association of the Company and the Companies Act 2006, fully paid and non-assessable.

8.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the New Shares means under English law that the holder of each such share, in respect of which all amounts due on such share as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of the Company solely in its capacity as holder of such share.

Benefit of Opinion

9.	We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

10.	This opinion is addressed to you solely for your own benefit and for the purposes of the Registration Statement to be filed under the Securities Act and except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any purposes, except that we consent to the filing of this opinion as an exhibit to the Registration Statement.

Governing Law

11.	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

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Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

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Schedule 1

Assumptions

In considering the documents listed in Schedule 3 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

1.	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

2.	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

3.	Drafts: that, where a document has been examined by us in draft, in agreed form or in specimen form, it will be or has been executed in the form of that draft, agreed form or specimen form;

4.	Corporate authority: in relation to the Company:

(a)	that the Company’s Certificate of Incorporation dated 3 June 1903, the Certificates of Incorporation on Change of Name dated 1 August 1963, 11 August 1969, 3 August 1970, 19 April 2002 and 18 July 2015 and the Certificate of Re-registration as a public company dated 1 April 1982 in the form referred to in paragraph 1 of Schedule 3 are in force on the date of this opinion and the Articles of Association of the Company in the form referred to in paragraph 2 of Schedule 3 are in force on the date hereof and will continue to be in force in the form referred to in paragraph 2 of Schedule 3 at the time of issue of the New Shares;

(b)	that the meeting of the board of directors of the Company/or an appropriate authorised committee of directors of the Company to be held to resolve to allot and issue the New Shares will be properly constituted and convened, that all relevant policies and procedures of the Company in connection therewith will be complied with, that a quorum of properly appointed directors of the Company (holding the necessary offices and meeting the other requirements for the purposes of forming a quorum) will be present throughout, that the resolutions in which the directors will resolve to issue and allot the New Shares and which will authorise them to take all other actions necessary in relation to the issue and allotment will be properly passed at such meeting, that all provisions contained in the Companies Act 2006 and the Articles of Association of the Company relating to the disclosure of directors’ interests and the power of interested directors to vote were duly observed, and that at the time of the allotment and issue of the New Shares such resolutions will not have been amended, revoked or rescinded and will be in full force and effect;

(c)	that the meeting of the shareholders of the Company to be held, inter alia, to authorise the directors of the Company to allot and issue the New Shares will be duly convened, a quorum of shareholders will be present and the appropriate resolutions authorising the directors of the Company for the purposes of section 551 of the Companies Act 2006 to exercise all the powers of the Company to allot up to the aggregate nominal value of the New Shares as at the date of allotment of the New Shares will be duly passed (without amendment) at the meeting and at the time of the allotment and issue of the New Shares will not have not been amended, revoked or rescinded and will be in full force and effect, and that all filings required to be filed with the Registrar of Companies in connection with such shareholders’ meeting will be filed with the Registrar of Companies within the relevant statutory time limits;

5.	Directors’ Duties: that the directors of the Company, in authorising the allotment and issue of the New Shares, will exercise their powers in accordance with their duties under all applicable laws and the Articles of Association of the Company in force at the applicable time;

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6.	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in Schedule 3 or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in Schedule 3 or any obligation therein or otherwise affect the opinions expressed in this opinion;

7.	Company Search: that the information revealed by our search (carried out by us or by Legalinx Limited trading as LegalinX-7Side on our behalf on 3 May 2018) of the public documents of the Company kept at Companies House in Cardiff (the Company Search): (i) was accurate in all respects and has not since the time of such searches been altered; and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

8.	Winding-up Enquiry: that the information revealed by our search (carried out by us or by Legalinx Limited trading as LegalinX-7Side on our behalf) on 3 May 2018 of the Central Registry of Winding-up Petitions (the Winding-up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered;

9.	Anti-terrorism and money laundering: that the Company has complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations; and

10.	Filings: that all statutory notifications under the Companies Act 2006 in relation to the issue of the New Shares, when issued, have been duly made and valid entries will be made in the books and registers of the Company reflecting the issue of the New Shares.

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Schedule 2

Qualifications

Our opinion is subject to the following qualifications:

1.	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of a company;

(b)	an administration order has been made;

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross Border Insolvency Regulations 2006;

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

2.	Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(b)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(c)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry of Winding-up Petitions, and the making of such order may not have been entered on the records immediately;

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(d)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994;

3.	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time.

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Schedule 3

1.	copies of the Company’s Certificate of Incorporation dated 3 June 1903, the Certificates of Incorporation on Change of Name dated 1 August 1963, 11 August 1969, 3 August 1970, 19 April 2002 and 18 July 2015 and the Certificate of Re-registration as a public company dated 1 April 1982, certified to be true and complete copies;

2.	a copy of the Articles of Association of the Company in force as at 4 May 2018, certified to be a true and complete copy;

3.	a draft of the Registration Statement to be filed under the Securities Act, draft dated 29 March 2018; and

4.	the Company Search dated 3 May 2018.